Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 31, 2019, relating to the consolidated financial statements of Unitil Corporation and subsidiaries and the effectiveness of Unitil Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Unitil Corporation for the year ended December 31, 2018, and to the reference to us under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 31, 2019